Exhibit (10)(iii)(A)(17.9)

AMENDMENT TO

CINCINNATI BELL MANAGEMENT PENSION PLAN

The Cincinnati Bell Management Pension Plan (the “Plan”) is hereby amended, effective as of January 1, 2007 and in order to ensure that employees cannot at the same time actively participate in more than one defined benefit pension plan to which the Plan employers contribute, by adding a new paragraph (k) reading as follows to the end of Plan Subsection 2.1.9.

(k) Notwithstanding the provisions of paragraph (a) above, a person shall not in any event be considered a “Covered Employee” for any period that occurs on or after January 1, 2007 and during which he is a participant, eligible for participation, or in the process of qualifying for participation in any other defined benefit plan (within the meaning of Section 414(j) of the Code) which qualifies under Section 401(a) of the Code and the cost of which is borne, in whole or in part, by any Participating Company. However, a person who otherwise qualifies as an “Covered Employee” under the other provisions of this Subsection 2.1.9 shall not be considered other than as a “Covered Employee” merely because of his participation in another defined benefit pension plan if such participation relates solely to employment which preceded the date on which he would otherwise become a Participant under the Plan and the person’s benefits under such other plan relate solely to such past service.

IN ORDER TO EFFECT THE FOREGOING PLAN CHANGE, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. General Counsel & Secretary
Date:	3-2-07